                                                                    EXHIBIT 11.1

                          WEINGARTEN REALTY INVESTORS

                    COMPUTATION OF NET INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            1995      1994      1993
                                        ----------  --------  --------
SIMPLE EARNINGS PER SHARE:
 WEIGHTED AVERAGE COMMON SHARES             26,464    26,190    24,211
  OUTSTANDING......................
                                        ==========  ========  ========

SIMPLE EARNINGS PER SHARE..........        $  1.69   $  1.67   $  1.50
                                        ==========  ========  ========

PRIMARY EARNINGS PER SHARE (NOTE A):
 WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING......................         26,464    26,190    24,211
 SHARES ISSUABLE FROM ASSUMED CONVERSION
  OF COMMON SHARE OPTIONS GRANTED AND
  OUTSTANDING......................             29        55        77
                                        ----------  --------  --------
 WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING, AS ADJUSTED.........         26,493    26,245    24,288
                                        ==========  ========  ========

   PRIMARY EARNINGS PER SHARE......        $  1.69   $  1.67   $  1.49
                                        ==========  ========  ========

FULLY DILUTED EARNINGS PER SHARE:
 (NOTE A - 1995 & 1994) (NOTE B - 1993):
 WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING......................         26,464    26,190    24,211
 SHARES ISSUABLE FROM ASSUMED CONVERSION
  OF:
    COMMON SHARES OPTIONS GRANTED AND
     OUTSTANDING...................             52        55        77
    CONVERTIBLE DEBENTURES.........                              1,153
                                        ----------  --------  --------
 WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING, AS ADJUSTED.........         26,516    26,245    25,441
                                        ==========  ========  ========

    FULLY DILUTED EARNINGS PER
     SHARE.........................       $  1.69   $  1.67   $  1.55
                                        ==========  ========  ========

EARNINGS FOR SIMPLE, PRIMARY AND FULLY
 DILUTED COMPUTATION:
EARNINGS (SIMPLE AND PRIMARY EARNINGS
 PER SHARE COMPUTATION)............        $44,802   $43,788   $36,249

INTEREST ON CONVERTIBLE DEBENTURES.                              3,120
                                        ----------  --------  --------
EARNINGS (FULLY DILUTED EARNINGS PER
 SHARE COMPUTATION)................        $44,802   $43,788   $39,369
                                        ==========  ========  ========

NOTE A--THIS CALCULATION IS SUBMITTED IN ACCORDANCE WITH REGULATION S-K ITEM 601
        (B)(11) ALTHOUGH NOT REQUIRED BY FOOTNOTE 2 TO PARAGRAPH 14 OF APB OPINION NO. 15 BECAUSE IT RESULTS IN DILUTION OF LESS THAN 3%.

NOTE B--THIS CALCULATION IS SUBMITTED IN ACCORDANCE WITH REGULATION S-K ITEM 601
        (B)(11) ALTHOUGH IT IS CONTRARY TO PARAGRAPH 40 OF APB OPINION NO. 15 BECAUSE IT PRODUCES AN ANTI-DILUTIVE RESULT.